exhibit 23.2

Beckstead and Watts, LLP
Certified Public Accountants
                                          3340 Wynn Road, Suite B
                                              Las Vegas, NV 89102
                                                     702.257.1984
                                                 702.362.0540 fax





To Whom It May Concern:

We have issued our report dated August 12, 2003, accompanying the financial statements of CareDecision Corporation (formerly ATR Search Corporation) on Form SB-2 for the year ended December 31, 2002 and for the period of June 21, 2001 (inception date) through December 31, 2002. We also conducted a review of the Form 10Q filing for the interim period ended June 30, 2003. We hereby consent to the incorporation by reference of said reports on the Registration Statement of CareDecision Corporation (formerly ATR Search Corporation) on Form SB-2.

Signed,

/s/ Beckstead and Watts, LLP

August 13, 2003


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